Exhibit 99.2

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Minnie Wright
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	415-738-6500
415-738-6500

DIGITAL REALTY TRUST, INC. ANNOUNCES INCREASE IN ITS CREDIT FACILITY

San Francisco, CA (November 1, 2005) – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate data centers and Internet gateways, today announced the successful amendment of its line of credit facility. The amendment increased the Company’s total capacity under the line of credit from $210 million to $350 million, reduced the applicable margin on advances by 12.5 basis points and extended the maturity by one year. In addition, Digital Realty Trust increased its availability under its foreign currency sub-facility from $100 million to $150 million. The line of credit matures in October 2008 with a one-year extension available.

“The amendment to the credit facility provides us with additional liquidity and financial flexibility to fund our acquisition program in the United States as well as in Western Europe,” said A. William Stein, Digital Realty Trust’s Chief Financial Officer and Chief Investment Officer. “We are also extremely pleased with the improved pricing of the facility and the continued support of our bank group.”

The line of credit facility is held by a syndicate of seven banks, with Citigroup acting as agent and includes the following banks as participants; Merrill Lynch Capital Corporation; Bank of America; Key Bank National Association; Royal Bank of Canada; Credit Suisse First Boston and UBS Loan Finance.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. The Company’s 38 properties contain applications and operations critical to the day-to-day operations of

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Digital Realty Trust, Inc. Announces Acquisition of Two Properties in United States and Western Europe

October 5, 2005

technology industry tenants and corporate enterprise data center tenants. Comprising approximately 7.9 million net rentable square feet, excluding space held for redevelopment, Digital Realty Trust’s property portfolio is located throughout the United States and in Western Europe. For additional information, please visit the company’s website at www.digitalrealtytrust.com.

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties, including related to our liquidity and financial flexibility. These current expectations, forecasts and assumptions involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include adverse economic or real estate developments in our markets or the technology industry; our ability to comply with the terms of our credit facility, our ability to consummate the acquisitions described herein, general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; changes in international laws and regulations, including related to taxes and real estate, failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions; failure to successfully operate acquired properties and operations, our relatively limited operating history in Europe, failure of acquired properties to perform as expected; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500